Exhibit 3.2

CERTIFICATE OF DETERMINATION OF RIGHTS,
PREFERENCES, PRIVILEGES AND RESTRICTIONS OF
9.25% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK OF
YUMA ENERGY, INC.

The undersigned, Sam L. Banks and Kirk F. Sprunger, do hereby certify that:

A.           They are the President and Corporate Secretary, respectively, of Yuma Energy, Inc., a California corporation (the “Corporation”).

B.           That, immediately prior to the filing of this Certificate of Determination for 9.25% Series A Cumulative Redeemable Preferred Stock (this “Certificate of Determination”), the Corporation was authorized to issue Ten Million (10,000,000) shares of preferred stock, no par value (“Preferred Stock”), and no shares of Preferred Stock were outstanding.

C.           That pursuant to the authority conferred upon the Board of Directors (the “Board”) of the Corporation by the Articles of Incorporation of the Corporation, under Section 401 of the Corporations Code of the State of California, the Board on October 14, 2014, by adopting the following resolutions, designated One Million Four Hundred Thousand (1,400,000) shares of Preferred Stock as 9.25% Series A Cumulative Redeemable Preferred Stock, of which no shares have been issued prior to the filing of this Certificate of Determination.

RESOLVED, that pursuant to the authority vested in the Board under the provisions of the Articles of Incorporation of the Corporation, and pursuant to Section 401 of the Corporations Code of the State of California, the Board hereby creates a Series of Preferred Stock designated as “9.25% Series A Cumulative Redeemable Preferred Stock” to consist of One Million Four Hundred Thousand (1,400,000) shares, and hereby fixes the powers, preferences, relative and other special rights and the qualifications, limitations and restrictions of such 9.25% Series A Cumulative Redeemable Preferred Stock as follows:

1.           Designation and Amount. The shares of such series shall be designated as “9.25% Series A Cumulative Redeemable Preferred Stock” (the “Series A Preferred Stock”) and the number of shares initially authorized constituting such series shall be 1,400,000 shares, no par value. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding.

2.           Maturity. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption. Shares of Series A Preferred Stock will remain outstanding indefinitely unless the Corporation decides to redeem or otherwise repurchase them pursuant to Section 6 hereof or they are converted pursuant to Section 7 hereof. The Corporation is not required to set aside funds to redeem the Series A Preferred Stock.

3.           Ranking. The Series A Preferred Stock will rank, with respect to rights to the payment of dividends and the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation, (A) senior to all classes or series of the Corporation’s common stock, no par value (“Common Stock”), and to all other equity securities issued by the Corporation other than equity securities referred to in Section 3(B) and Section 3(C) below; (B) junior to all equity securities the Corporation issues which do not have dividend rights and which have terms specifically providing that those equity securities rank senior to the Series A Preferred Stock with respect to rights to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation; (C) on parity with all other equity securities issued by the Corporation with terms specifically providing that those equity securities rank on parity with the Series A Preferred Stock with respect to rights to the distribution of assets in the event of any liquidation, dissolution or winding up of the Corporation; and (D) effectively junior to all of the Corporation’s existing and future indebtedness (including indebtedness convertible into Common Stock or Preferred Stock) and to the indebtedness of the Corporation’s existing subsidiaries and any future subsidiaries. The term “equity securities” shall not include convertible debt securities.

4.           Dividends.

(A)           Payment. Holders of shares of the Series A Preferred Stock are entitled to receive, when, as and if declared by the Board, out of funds of the Corporation legally available for the payment of dividends, cumulative cash dividends at an annual rate (the “Dividend Rate”) of (i) 9.25% per annum based on the $25.00 per share liquidation preference (equivalent to $2.3125 per annum per share); provided that the stated Dividend Rate shall be subject to the increases required under Section 4(F).

Dividends on the Series A Preferred Stock issued in connection with the Corporation’s initial public offering of Series A Preferred Stock shall accumulate daily and shall be cumulative from, and including, the date on which the first such shares are first sold to any purchaser and shall be payable monthly in arrears on the first day of each calendar month of each year (each, a “Series A Dividend Payment Date”); provided that the first Series A Dividend Payment Date after the initial public offering of Series A Preferred Stock shall be December 1, 2014 and, provided, further, if any Series A Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Series A Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series A Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Series A Dividend Payment Date to such next succeeding Business Day.

Any dividend payable on the Series A Preferred Stock, including dividends payable for any partial dividend period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation for the Series A Preferred Stock at the close of business on the applicable record date, which shall be the 10th day of each calendar month immediately preceding the relevant Series A Dividend Payment Date, or such other date that the Corporation establishes no less than 10 days and no more than 30 days preceding the dividend payment date, whether or not a Business Day (each, a “Series A Dividend Record Date”). The dividends payable on any Series A Dividend Payment Date shall include dividends accumulated to, but not including, such Series A Dividend Payment Date.

(B)           Restrictions on Payment. No dividends on shares of Series A Preferred Stock shall be authorized by the Board or paid or set apart for payment by the Corporation at any time when the terms and provisions of any agreement of the Corporation, including any other classes or series of equity securities issued by the Corporation or any agreement relating to any indebtedness of the Corporation or any of its subsidiaries (including, but not limited to, the Credit Agreement, dated August 10, 2011, as amended, between Yuma Exploration and Production Company, Inc., a subsidiary of the Corporation, as borrower, Société Générale, as administrative agent, and the other lenders party thereto from time to time, as the same may be amended from time to time, with such credit agreement, securities and other agreements being referred to herein as the “Limiting Documents”), prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the Limiting Documents or a default under the Limiting Documents, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(C)           Accumulation. Notwithstanding anything to the contrary contained herein, dividends on the Series A Preferred Stock will accumulate whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears, and holders of the Series A Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(A). Any dividend payment made on the Series A Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series A Preferred Stock.

(D)           Other Classes or Series of Equity. Except as provided in Section 4(E), unless full cumulative dividends on the Series A Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods, (i) no dividends (other than in shares of Common Stock or in shares of any classes or series of equity securities that the Corporation may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation, (ii) no other distribution shall be declared or made upon shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation, and (iii) any shares of Common Stock or Preferred Stock that the Corporation may issue ranking junior to or on parity with the Series A Preferred Stock as to dividends or upon liquidation shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (x) as mandatorily required by the terms of such equity security, (y) by conversion into or exchange for other capital stock of the Corporation that it may issue ranking junior to the Series A Preferred Stock as to dividends and upon liquidation and cash solely in lieu of fractional shares of other capital stock of the Corporation, or (z) under any employee benefit plan of the Corporation, including, but not limited to payments in connection with the satisfaction of employees’ tax withholding obligations pursuant to employee benefit plans or outstanding awards (and payment of any corresponding requisite amounts to the appropriate governmental authority)).

(E)           Partial Payment. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Stock and the shares of any other series of Preferred Stock that the Corporation may issue ranking on parity as to dividends with the Series A Preferred Stock, all dividends declared upon the Series A Preferred Stock or other series of Preferred Stock the Corporation may issue ranking on parity as to dividends with the Series A Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series A Preferred Stock and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accumulated (or accrued with respect to the other classes or series) dividends per share on the Series A Preferred Stock and such other series of Preferred Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if any such equity securities do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series A Preferred Stock which may be in arrears.

(F)           Penalty Events. Whenever (i) a Series A Listing Event (as defined hereafter) has occurred or (ii) dividends on any shares of Series A Preferred Stock are in arrears for any monthly dividend period within a quarterly period for a total of six consecutive or non-consecutive quarterly periods (the events in clauses (i) and (ii) each being a “Penalty Event”), the Dividend Rate specified in Section 4(A) shall be increased by 2.00% per annum (which will be the equivalent of a 11.25% rate per annum based on the $25.00 per share liquidation preference, which is equivalent to $2.8125 per share per annum) (the “Penalty Rate”). For purposes hereof, a “Series A Listing Event” shall have occurred if, on or after November 30, 2014 the Series A Preferred Stock is not listed for trading on the New York Stock Exchange LLC (the “NYSE”), the NYSE MKT LLC (the “NYSE MKT”) or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ (each, a “National Exchange”) for 180 or more consecutive days. This Penalty Rate shall remain in effect until a Correction Event (as defined below) has occurred with respect to each Penalty Event then continuing. Thereafter, the foregoing provisions will not be applicable unless there is again a failure to pay a monthly dividend during any future quarterly period.

(G)           Business Day Defined. “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law, regulation or executive order to close.

5.           Liquidation Preference.

(A)           Liquidation Payment. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets the Corporation has legally available for distribution to its stockholders, with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of $25.00 per share, plus an amount equal to any accumulated and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of equity securities the Corporation may issue which ranks junior to the Series A Preferred Stock as to liquidation rights.

(B)           Partial Distribution in Liquidation. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Corporation are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of equity securities the Corporation may issue ranking on parity with the Series A Preferred Stock in the distribution of assets, then the holders of the Series A Preferred Stock and all other such classes or series of equity securities shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(C)           Notice of Liquidation. Holders of Series A Preferred Stock will be entitled to written notice of any such liquidation, dissolution or winding up no fewer than 30 and no more than 60 days prior to the payment date for the liquidating distributions payable under Section 5(A).

(D)           Other Rights on Liquidation. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Stock will have no right or claim to any of the remaining assets of the Corporation.

(E)           Events Deemed Not to Be Liquidations. The consolidation or merger of the Corporation with or into any other corporation, trust or entity or of any other entity with or into the Corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

6.           Redemption.

(A)           Restriction on Redemption. The Series A Preferred Stock is not redeemable by the Corporation prior to the third anniversary of the date the Series A Preferred Stock is initially issued by the Corporation (the “Series A Initial Permitted Redemption Date”) except in accordance with Section 6(C); provided, however, that no redemption by the Corporation of the Series A Preferred Stock otherwise permitted in this Section 6 shall occur if any term or condition contained in any Limiting Document shall prohibit it or if such redemption shall result in a default thereunder.

(B)           Optional Redemption Right. On and after the Series A Initial Permitted Redemption Date, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the date fixed for redemption. If the Corporation elects to redeem any shares of Series A Preferred Stock as described in this Section 6(B), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(C)           Special Optional Redemption Right. Upon the occurrence of a Change of Control (as defined below), provided no Limiting Document prohibits it, the Corporation may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series A Preferred Stock, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of $25.00 per share, plus any accumulated and unpaid dividends to, but not including, the date fixed for redemption. If, prior to the Series A Change of Control Conversion Date (as defined below), the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock (whether pursuant to Section 6(B) or Section 6(C)), the holders of Series A Preferred Stock will not have the Series A Change of Control Conversion Right (as defined below) with respect to the shares of Series A Preferred Stock called for redemption. If the Corporation elects to redeem any shares of Series A Preferred Stock as described in this Section 6(C), it may use any available cash to pay the redemption price, and it will not be required to pay the redemption price only out of the proceeds from the issuance of other equity securities or any other specific source.

(D)           A “Change of Control” is deemed to occur when, after any share of Series A Preferred Stock is originally issued by the Corporation, any of the following has occurred and is continuing: (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have beneficial ownership of all shares of Voting Stock (as defined below) that such person or group has the right to acquire regardless of when such right is first exercisable), directly or indirectly, of Voting Stock representing more than 50% of the total voting power of the Corporation’s total Voting Stock; (ii) the Corporation sells, transfers, or otherwise disposes of all or substantially all of its assets; or (iii) the consummation of a merger or share exchange with another entity when the Corporation’s stockholders immediately prior to the merger or share exchange would not beneficially own, immediately after the merger or share exchange, shares representing 50% or more of the outstanding voting stock of the entity issuing cash or securities in the merger or share exchange (without consideration of the rights of any class of stock to elect directors by a separate group vote), or when members of the Board immediately prior to the merger or share exchange would not, immediately after the merger or share exchange, constitute a majority of the board of directors of the entity issuing cash or securities in the merger or share exchange. The term “Voting Stock” means stock of any class or kind having the power to vote generally for the election of directors.

(E)           Series A Preferred Stock Redemption Procedures. In the event the Corporation elects to redeem any shares of Series A Preferred Stock, the notice of redemption will be mailed by the Corporation, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series A Preferred Stock called for redemption at such holder’s address as it appears on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series A Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(B) or Section 6(C); (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of the shares of Series A Preferred Stock being so called for redemption will not be able to tender such shares of Series A Preferred Stock for conversion in connection with the Change of Control and that each share of Series A Preferred Stock tendered for conversion that is called, prior to the Series A Change of Control Conversion Date (as defined below), for redemption will be redeemed on the related date of redemption instead of converted on the Series A Change of Control Conversion Date. If less than all of the shares of Series A Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series A Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock except as to the holder to whom notice was defective or not given.

(F)           Surrender and Payment. Holders of shares of Series A Preferred Stock to be redeemed shall surrender the shares of Series A Preferred Stock at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends payable upon the redemption following the surrender.

(G)           Cessation of Dividends after Redemption Notice. If notice of redemption of any shares of Series A Preferred Stock has been given and if the Corporation irrevocably deposits funds necessary for such redemption, in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Stock for the benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then from and after the redemption date (unless the Corporation shall default in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends will cease to accumulate on those shares of Series A Preferred Stock, those shares of Series A Preferred Stock shall no longer be deemed outstanding and all rights of the holders of those shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends, if any, payable upon redemption.

(H)           Redemption on Non-Business Day. If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(I)           Partial Redemption. If less than all of the outstanding Series A Preferred Stock is to be redeemed, the Series A Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot.

(J)           Unpaid Dividends. Immediately prior to any redemption of shares of Series A Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through and including the redemption date, unless a redemption date falls after a Series A Dividend Record Date and prior to the corresponding Series A Dividend Payment Date, in which case each holder of Series A Preferred Stock at the close of business on such Series A Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Series A Dividend Payment Date notwithstanding the redemption of such shares before such Series A Dividend Payment Date. Except as provided in this Section 6(J), the Corporation will make no payment or allowance for unpaid dividends, whether or not in arrears, on shares of the Series A Preferred Stock to be redeemed.

(K)           Additional Limitation on Redemption. Unless full cumulative dividends on all shares of Series A Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series A Preferred Stock shall be redeemed unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series A Preferred Stock (except by exchanging it for its capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Corporation of shares of Series A Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series A Preferred Stock.

(L)           Purchase of Shares by Corporation Permitted. Subject to applicable law, the Corporation may purchase shares of Series A Preferred Stock in the open market, by tender or by private agreement. Any shares of Series A Preferred Stock that the Corporation acquires may be retired and re-classified as authorized but unissued shares of Preferred Stock, without designation as to class or series, and may thereafter be reissued as any class or series of Preferred Stock.

7.           Series A Change of Control Conversion Rights. Shares of Series A Preferred Stock are not convertible into or exchangeable for any other property or securities of the Corporation, except as provided in this Section 7.

(A)           Series A Change of Control Conversion Right. Upon the occurrence of a Change of Control, each holder of Series A Preferred Stock will have the right (unless, prior to the Series A Change of Control Conversion Date, the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock held by such holder as described in Section 6(B) and Section 6(C) above, in which case such holder will have the right only with respect to shares of Series A Preferred Stock that are not called for redemption), to convert some or all of the Series A Preferred Stock held by such holder (the “Series A Change of Control Conversion Right”) on the Series A Change of Control Conversion Date into a number of shares of Common Stock per share of Series A Preferred Stock (the “Series A/Common Stock Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (1) the sum of the $25.00 liquidation preference per share of Series A Preferred Stock plus the amount of any accumulated and unpaid dividends thereon to, but not including, the Series A Change of Control Conversion Date (unless the Series A Change of Control Conversion Date is after a Series A Dividend Record Date and prior to the corresponding Series A Dividend Payment Date for the Series A Preferred Stock, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (2) the Common Stock Price (as defined below); and (ii) 14.12 (the “Share Cap”), subject to adjustments for any splits, subdivisions or combinations of the Common Stock; in each case, on the terms and subject to the conditions described in this Section 7.

(B)           Share Cap Adjustments. If the Corporation, at any time while any shares of Series A Preferred Stock are outstanding: (i) pays a stock dividend in the Common Stock with respect to the then-outstanding Common Stock; (ii) subdivides outstanding Common Stock into a larger number of shares; or (iii) combines (including by way of a reverse stock split) outstanding Common Stock into a smaller number of shares (in each case, a “Share Split”), then the Share Cap will be subject to pro rata adjustments as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of Common Stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after giving effect to such Share Split and the denominator of which is the number of shares of Common Stock outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of Common Stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Series A Change of Control Conversion Right will not exceed 19,768,000 shares of Common Stock (or equivalent Alternative Conversion Consideration, as applicable).

(C)           Series A Change of Control Conversion Date Defined. The “Series A Change of Control Conversion Date” is the date the Series A Preferred Stock is to be converted, which will be a Business Day selected by the Corporation that is no fewer than 20 nor more than 35 days after the date on which it provides the notice of the related Change of Control described in Section 7(H) (or in Section 6(E) if the relevant Change of Control is described therein) to the holders of Series A Preferred Stock.

(D)           Common Stock Price Defined. The term “Common Stock Price” means (i) if the consideration to be received in the Change of Control by the holders of Common Stock is solely cash, the amount of cash consideration per share of Common Stock or (ii) if the consideration to be received in the Change of Control by holders of Common Stock is other than solely cash (x) the average of the closing sale prices per share of Common Stock (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal National Exchange on which Common Stock is then traded, or (y) the average of the last quoted bid prices for Common Stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Stock is not then listed for trading on a National Exchange.

(E)           Alternative Consideration. In the case of a Change of Control pursuant to which Common Stock is or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series A Preferred Stock will receive upon conversion of such Series A Preferred Stock the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of shares of Common Stock equal to the Series A/Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Series A/Common Stock Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(F)           Deemed Election of Conversion Consideration. If the holders of Common Stock have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding shares of Common Stock that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding shares of Common Stock that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(G)           No Fractional Shares Issued. No fractional shares of Common Stock upon the conversion of the Series A Preferred Stock in connection with a Change of Control will be issued. Instead, the Corporation will make a cash payment equal to the value of such fractional shares based upon the Common Stock Price used in determining the Series A/Common Stock Conversion Consideration for such Change of Control.

(H)           Notice of Change of Control. Within 15 days following the occurrence of a Change of Control, provided that the Corporation has not then exercised its right to redeem all shares of Series A Preferred Stock pursuant to Section 6, the Corporation will provide to holders of Series A Preferred Stock a notice of occurrence of the Change of Control that describes the resulting Series A Change of Control Conversion Right, which notice shall be delivered to the holders of record of the shares of the Series A Preferred Stock at their addresses as they appear on the stock transfer records of the Corporation and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series A Preferred Stock may exercise their Series A Change of Control Conversion Right; (iv) the method and period for calculating the Common Stock Price; (v) the Series A Change of Control Conversion Date; (vi) that if, prior to the Series A Change of Control Conversion Date, the Corporation has provided notice of its election to redeem all or any shares of Series A Preferred Stock, holders will not be able to convert the shares of Series A Preferred Stock called for redemption and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Series A Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series A Preferred Stock; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series A Preferred Stock; (ix) the procedures that the holders of Series A Preferred Stock must follow to exercise the Series A Change of Control Conversion Right (including procedures for surrendering shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series A Preferred Stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(I)           Publication of Notice. The Corporation shall also issue a press release containing such notice provided for in Section 7(H) for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(H) to the holders of Series A Preferred Stock.

(J)           Procedures for Exercise of Series A Change of Control Conversion Right. To exercise the Series A Change of Control Conversion Right, the holders of Series A Preferred Stock will be required to deliver, on or before the close of business on the Series A Change of Control Conversion Date, the certificates (if any) representing the shares of Series A Preferred Stock to be converted, duly endorsed for transfer (or, in the case of any shares of Series A Preferred Stock held in book-entry form through a Depositary, to deliver, on or before the close of business on the Series A Change of Control Conversion Date, the shares of Series A Preferred Stock to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Corporation, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Series A Change of Control Conversion Date; (ii) the number of shares of Series A Preferred Stock to be converted; and (iii) that the Series A Preferred Stock is to be converted pursuant to the applicable provisions of the Series A Preferred Stock.

(K)           Withdrawal of Election of Series A Change of Control Conversion Right. Holders of Series A Preferred Stock may withdraw any notice of exercise of a Series A Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Corporation prior to the close of business on the Business Day prior to the Series A Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn shares of Series A Preferred Stock; (ii) if certificated Series A Preferred Stock has been surrendered for conversion, the certificate numbers of the withdrawn shares of Series A Preferred Stock; and (iii) the number of shares of Series A Preferred Stock, if any, which remain subject to the holder’s conversion notice.

(L)           Compliance with Depositary Requirements. Notwithstanding anything to the contrary contained in Section 7(J) and Section 7(K), if any shares of Series A Preferred Stock are held in book-entry form through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(M)           Conversion following Election of Series A Change of Control Conversion Right. Series A Preferred Stock as to which the Series A Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Series A Change of Control Conversion Right on the Series A Change of Control Conversion Date, unless prior to the Series A Change of Control Conversion Date the Corporation has provided notice of its election to redeem some or all of the shares of Series A Preferred Stock pursuant to Section 6, in which case only the shares of Series A Preferred Stock properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Corporation elects to redeem shares of Series A Preferred Stock that would otherwise be converted into the applicable Conversion Consideration on a Series A Change of Control Conversion Date, such shares of Series A Preferred Stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6.

(N)           Delivery of Conversion Consideration. The Corporation shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Series A Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any shares of Common Stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Series A Change of Control Conversion Date.

(O)           Compliance with Laws. In connection with the exercise of any Series A Change of Control Conversion Right, the Corporation shall comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Series A Preferred Stock into shares of Common Stock or other property.

(P)           Certain Dividends Payable Following Conversion. Notwithstanding anything to the contrary herein and except as otherwise required by law, the persons who are the holders of record of shares of Series A Preferred Stock at the close of business on a Series A Dividend Record Date will be entitled to receive the dividend payable on the corresponding Series A Dividend Payment Date notwithstanding the conversion of those shares (pursuant to a Series A Change of Control Conversion Right or otherwise) after such Series A Dividend Record Date and on or prior to such Series A Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Series A Dividend Payment Date to the persons who were the holders of record at the close of business on such Series A Dividend Record Date. Except as provided in this Section 7(P), the Corporation will make no allowance for unpaid dividends that are not in arrears on the shares of Series A Preferred Stock to be converted.

8.           Voting Rights.

(A)           Voting Rights Generally. Holders of the Series A Preferred Stock will not have any voting rights, except as set forth in this Section 8 or as otherwise required by law. On each matter on which holders of Series A Preferred Stock are entitled to vote, each share of Series A Preferred Stock will be entitled to one vote, except that when shares of any other class or series of equity securities the Corporation may issue have the right to vote with the Series A Preferred Stock as a single class on any matter, the Series A Preferred Stock and the shares of each such other class or series will have one vote for each $25.00 of liquidation preference (excluding accumulated dividends).

(B)           Board Representation Right. Upon the occurrence of a Penalty Event, the number of directors constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of directors by the holders of any other class or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and with which the Series A Preferred Stock is entitled to vote as a class with respect to the election of those two directors) and the holders of Series A Preferred Stock (voting separately as a class with all other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors) will be entitled to vote for the election of those two additional directors at a special meeting called by the Corporation at the request of the holders of record of at least 25% of the outstanding shares of Series A Preferred Stock or by the holders of any other class or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of those two directors (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders of the Corporation, in which case, such vote will be held at the earlier of the next annual or special meeting of stockholders of the Corporation), and at each subsequent annual meeting until a Correction Event (as defined hereafter) has occurred with respect to each Penalty Event then continuing. In that case, the right of holders of the Series A Preferred Stock to elect any directors will cease and, unless there are other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable, any directors elected by holders of the Series A Preferred Stock shall immediately resign and the number of directors constituting the Board shall be reduced accordingly.

For purposes hereof, the term “Correction Event” means, (i) with respect to any Series A Listing Event, the listing of the Series A Preferred Stock for trading on a National Exchange and (ii) with respect to a Penalty Event consisting of the non-payment of dividends for any monthly dividend period within a quarterly period for a total of six consecutive or non-consecutive quarterly periods, the payment in full of all dividends accumulated on the Series A Preferred Stock for all past dividend periods and the two most recently ended quarterly periods (or the declaration of such dividends provided that a sum sufficient for the payment thereof is set aside for such payment).

For the avoidance of doubt, in no event shall the total number of directors elected by holders of the Series A Preferred Stock (voting separately as a class with all other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of such directors) pursuant to the voting rights under this Section 8(B) exceed two.

(C)           Special Provision for Election of Directors; Costs. If a special meeting is not called by the Corporation within 75 days after request from the requisite holders of Series A Preferred Stock as described in Section 8(B), then the holders of record of at least 25% of the then outstanding Series A Preferred Stock may designate a holder to call the meeting at the expense of the Corporation and such meeting may be called by the holder so designated upon notice similar to that required for annual meetings of stockholders and shall be held at the place designated by the holder calling such meeting. The Corporation shall pay all costs and expenses of calling and holding any meeting and of electing directors pursuant to Section 8(B) or this Section 8(C), including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes.

(D)           Resignation of Directors or Vacancy in the Office of Directors Elected by Holders of Series A Preferred Stock. If, at any time when the voting rights conferred upon the Series A Preferred Stock pursuant to Section 8(B) are exercisable, any vacancy in the office of a director elected pursuant to Section 8(B), Section 8(C) or this Section 8(D) shall occur (other than as a result of the removal of such director), then such vacancy may be filled only by the remaining such director or by vote of the holders of record of the then outstanding Series A Preferred Stock and any other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which are entitled to vote as a class with the Series A Preferred Stock in the election of directors pursuant to Section 8(B). Any director elected or appointed pursuant to Section 8(B), Section 8(C) or this Section 8(D) may be removed (and the corresponding vacancy created thereby may be filled) only by the affirmative vote of holders of the outstanding shares of Series A Preferred Stock and any other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable and which classes or series of equity securities the Corporation may issue are entitled to vote as a class with the Series A Preferred Stock in the election of directors pursuant to Section 8(B), Section 303(a) of the Corporations Code of the State of California.

(E)           Matters Requiring the Consent of Holders of the Series A Preferred Stock. So long as any shares of Series A Preferred Stock remain outstanding, the Corporation will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series A Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting together as a series and also together with all other classes or series of equity securities the Corporation may issue upon which like voting rights have been conferred and are exercisable), (i) authorize or create, or increase the authorized or issued amount of, any class or series of equity securities ranking senior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of the authorized capital stock of the Corporation into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series A Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that, upon an occurrence of an Event, the Corporation may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the Series A Preferred Stock and, provided, further, that any increase in the amount of the authorized Common Stock or other equity securities the Corporation may issue, including the Series A Preferred Stock, or the creation or issuance of any additional shares of Common Stock or Series A Preferred Stock or other class or series of equity securities that the Corporation may issue, or any increase in the amount of authorized shares of such class or series, in each case ranking on parity with or junior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series A Preferred Stock.

(F)           Exception to Required Consent. The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which voting by holders of the Series A Preferred Stock would otherwise be required pursuant to this Section 8 shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust, with a bank or trust company that has, or is an affiliate of a bank or trust company that has, capital and surplus of at least $50 million, with irrevocable instructions that such cash be applied to the redemption of the Series A Preferred Stock to effect such redemption pursuant to Section 8.

(G)           No Other Voting Rights. Except as expressly stated in this Section 8 or as may be required by applicable law, the Series A Preferred Stock will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any corporate action.

9.           Information Rights. During any period in which the Corporation is not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series A Preferred Stock are outstanding, the Corporation will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series A Preferred Stock, as their names and addresses appear on the record books of the Corporation and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that the Corporation would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series A Preferred Stock. The Corporation will use its best efforts to mail (or otherwise provide) the information to the holders of the Series A Preferred Stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Corporation were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Corporation would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

10.           No Preemptive Rights. No holders of the Series A Preferred Stock will, as holders of Series A Preferred Stock, have any preemptive rights to purchase or subscribe for Common Stock or any other security of the Corporation.

11.           Record Holders. The Corporation and the transfer agent for the Series A Preferred Stock may deem and treat the record holder of any Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor the transfer agent shall be affected by any notice to the contrary.

12.           Office or Agency. For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall at all times maintain an office or agency in one of the 48 contiguous states of the United States of America where shares of Series A Preferred Stock may be surrendered for payment (including upon redemption), registration of transfer or exchange.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Certificate of Determination are true and correct to our own knowledge on this 20th day of October, 2014.

/s/Sam L. Banks
Name: Sam L. Banks
Title: President

/s/ Kirk F. Sprunger
Name: Kirk F. Sprunger
Title: Corporate Secretary